EXHIBIT 99.1

IMMEDIATE RELEASE

NEWS

May 5, 2005	NASDAQ-EVOL

EVOLVING SYSTEMS REPORTS FIRST QUARTER RESULTS FOR 2005

Strong First Quarter Bookings, Growing Backlog, Two New Customer Accounts

Integration of Tertio and TSE Acquisitions Well Underway

ENGLEWOOD, Colorado — Evolving Systems, Inc. (NASDAQ-EVOL), a leading provider of innovative software solutions and services to the wireless, wireline and IP carrier market, today reported results for its first quarter ended March 31, 2005.

First quarter revenue increased 71% to $9.8 million from $5.8 million in the same quarter last year.  Sequentially, revenue was up 3% over fourth quarter revenue of $9.6 million.  These increases were attributable to the contribution to revenue by two companies acquired in the fourth quarter of 2004 – Telecom Software Enterprises, LLC (TSE) on October 15 and Tertio Telecoms Limited (Tertio) on November 2.  License fees and services revenue in the first quarter of 2005 was $5.1 million, up from $4.7 million in the fourth quarter and $3.2 million in the first quarter last year. Customer support revenue was $4.8 million in the first quarter of 2005, up from $2.5 million in the same quarter last year but down from $4.9 million in the fourth quarter.  Revenue mix included $3.8 million in Evolving Systems’ core Numbering Solutions business; $4.2 million in Service Activation, which historically has been Tertio’s strength; and $1.8 million in Mediation and Assurance, which combines solutions offered by Evolving Systems with assets from acquisitions.

The Company reported an operating loss of $1.9 million in the first quarter, a figure that includes depreciation and amortization charges of nearly $1.8 million.  Net loss was $2.1 million, or $0.12 per basic and diluted share, versus net income of $244,000, or $0.02 per basic and $0.01 per diluted share, in the same quarter a year ago.

Total costs of revenue and operating expenses increased to $11.8 million in the first quarter of 2005 from $9.9 million in the fourth quarter and $5.6 million in the first quarter a year ago.  These increases were largely due to the addition of costs associated with Tertio’s operations and integration activity during the quarter.  For comparative purposes, the first quarter of 2004 had no Tertio-related costs, while the fourth quarter of 2004 had only two months of costs and expenses related to Tertio’s business.  Costs of license fees and services and costs of customer support increased $1.9 million and $368,000, respectively, in the first quarter of 2005 versus the same quarter a year ago due to the additional costs associated with Tertio and TSE products.  Sales and marketing expenses increased to $2.4 million in the first quarter of 2005 from $936,000 in the same quarter last year due to expenses from the acquired entities as well as investments in sales initiatives designed to penetrate new markets.  General and administrative expenses experienced a similar increase due to additional costs from Tertio and TSE as well as significantly higher levels of professional fees associated with year-end accounting, auditing and SEC compliance.  Product development expense declined to $110,000 from $491,000 as development in 2005 was principally focused on customer specific projects rather than general research and development efforts, and such costs are reported as costs of revenue.  Amortization expense from acquired intangible assets and depreciation expense increased $1.2 million and $102,000, respectively, in the first quarter over the same quarter last year.

Evolving Systems booked $14.2 million in new orders in the first quarter of 2005, including $5.2 million in license fees and services, an increase over $1.8 million in license fees and services orders in the first quarter a year ago.  Customer support orders totaled $9.0 million in the first quarter of 2005 compared with $4.0 million a year ago.  Backlog at March 31, 2004 was $16.9 million, up from a backlog of $12.5 million at year-end.  The March 31 backlog consists of $4.7 million in license fees and services and $12.2 million in customer support.  The Company closed the quarter with cash and cash equivalents of $6.5 million versus $11.4 million at year-end.  During the quarter the Company generated approximately $700,000 in cash from operations and paid down approximately $5.5 million in short-term notes and an acquired dividend obligation related to the acquisitions of Tertio and TSE.  (NOTE:  After issuance of the press release, the company made the following correction.  The sentence preceding this notation should read as follows:  During the quarter the Company generated approximately $1.5 million in cash from operations and paid approximately $6.2 million in short-term notes, an acquired dividend obligation and contingent consideration related to the acquisitions of Tertio and TSE.)

First Quarter Highlights

•                  Evolving Systems signed contracts with two new accounts during the quarter.  In the United States, the Company signed a contract with a large cable company who selected the Company’s local number portability (LNP) and number inventory solutions for its traditional and VoIP offerings.  This sale, which includes license fees and services as well as customer support components, demonstrates the Company’s expansion into markets beyond the traditional telecommunications carrier market.  In the United Kingdom, the Company signed a contract to license its Service Activation Solution to a European carrier customer.  This new account was won through a key channel partner, reflecting the Company’s successful efforts to expand its market reach through channel sales.

•                  The Company is making steady progress with the integration of its two fourth quarter acquisitions.  In January, Tertio Telecoms Limited changed its name to Evolving Systems Limited (EVOL UK).  The Company has completed comprehensive sales training that will enable the Evolving Systems, TSE and EVOL UK sales teams to cross sell into each other’s customer bases.  Additionally, the Company has made significant strides toward implementing its onshore-offshore development model throughout the organization, with Evolving Systems Networks India now contributing development efforts in six key EVOL UK projects.  Headcount for the Company has grown to 65 in India, an increase of 19 since late last year, with associated reductions in U.S. and European personnel and subcontractors to reflect this shift.

•                  The Company continued to expand its sales and marketing capabilities.  In the first quarter the Company increased its sales representation in its new Malaysian branch office, from which the Company will pursue emerging business opportunities in Asia.  Likewise, the Company is dedicating new resources to the South American market, seeking to take advantage of growth opportunities.

Stephen Gartside, president and CEO, said, “We are showing solid progress with two important new customer wins and increasing momentum around our Numbering Solutions and Activation Solutions.  Increased sales activity and order flow for the combined businesses and a growing backlog are leading indicators that we are moving in the right direction with our strategy of expanding our product portfolio and geographic reach.  The nature of these new solution sales – to a domestic cable operator and to a large carrier through an important channel partner in Europe – underscore our commitment to serving new markets and customers with our expanded product portfolio.  We are making investments in our selling efforts with the expectation of accelerated bookings in the second half of the year.”

Outlook

Evolving Systems is updating its 2005 revenue guidance range to $44.0 million to $50.0 million from $48.0 million to $51.0 million.  The Company continues to expect to be profitable for 2005 before non-cash charges related to acquisitions.

UPCOMING STOCKHOLDER VOTE

Stockholders of record as of March 22, 2005, are being asked to vote on routine matters as well as two additional proposals management believes are important to the future financial strength and growth prospects of the Company. Stockholders are being asked to approve the exchange of the long-term seller financed notes issued in the Tertio acquisition into convertible notes with a substantially lower interest rate.  Management believes the exchange of the notes will be accretive to earnings on a fully diluted basis.  In addition to the expense savings, the Company’s balance sheet would be improved should the notes be converted into the Company’s common stock.  In a second, related matter, stockholders are asked to approve an amendment to the Company’s certificate of incorporation increasing the number of authorized shares of common stock.  Such an increase is necessary to have sufficient shares to complete the exchange of the long-term notes to convertible notes.  Management believes that the proposed increase in authorized common stock will also give the Company more flexibility with respect to future growth.  Management encourages all stockholders to cast their votes in favor of each of the proposals upon receipt of the Definitive Proxy Statement.  The Company has engaged the firm of D.F. King & Co., Inc. to assist with soliciting proxies.  Stockholders who require assistance in casting their votes may contact D.F. King at 1-800-549-6697.

Conference Call

Evolving Systems will conduct its conference call on May 5 at 2:15 p.m. MT.

•Call 1-800-901-5218 for domestic toll free.

•Call 617-786-4511 for international.

•Conference passcode is 50818837.

•Telephone replay through May 19 at 888-286-8010 or 617-801-6888, passcode 71373104.

•Webcast, go to www.evolving.com.  Replay available through June 5, 2005.

About Evolving Systems®

Evolving Systems, Inc. (NASDAQ-EVOL) is a provider of software and services to more than 50 network operators in 38 countries worldwide. Its portfolio includes market-leading solutions for Service Activation, Mediation & Assurance and Numbering Solutions.  Founded in 1985, the Company has headquarters in Englewood, Colorado, with offices in the United States, United Kingdom, Germany, India and Malaysia. Further information at www.evolving.com

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk.  Specifically, statements about the impact of the Company’s recent acquisitions, growth and future profitability, future business, revenue and expense projections, the integration of acquisitions, and the

Company’s ability to expand its product portfolio and geographic reach are forward-looking statements.  These statements are based on our expectations and are naturally subject to uncertainty and changes in circumstances. Readers should not place undue reliance on these forward-looking statements, and the Company may not undertake to update these statements. Actual results could vary materially from these expectations.

For a more extensive discussion of Evolving Systems’ business, please refer to the Company’s Form 10-K filed with the SEC on March 31, 2005 as well as subsequently filed Form 10-Q, and 8-K reports.

CONTACTS:

Investor Relations	Public Relations
Jay Pfeiffer	Dan La Russo
Pfeiffer High Investor Relations, Inc.	Ogilvy Public Relations Worldwide
303.393.7044	212.880.5315
jay@pfeifferhigh.com	dan.larusso@ogilvypr.com

Consolidated Statements of Operations

(In thousands except per share data)

	THREE MONTHS ENDED March 31,
(UNAUDITED)	2005	2004

Revenue:
License fees and services	$5,081	$3,219
Customer support	4,757	2,547
Total revenue	9,838	5,766
Costs of revenue & operating expenses:
Costs of license fees and services, excluding depreciation and amortization	2,976	1,070
Costs of customer support, excluding depreciation and amortization	2,031	1,663
Sales and marketing	2,392	936
General and administrative	2,501	935
Product development	110	491
Depreciation	376	274
Amortization	1,421	218
Restructuring	(48)	—
Total costs of revenue and operating expenses	11,759	5,587
Income (loss) from operations	(1,921)	179
Other income (expense)	(505)	57
Income (loss) before income taxes	(2,426)	236
Benefit from income taxes	278	8
Net income (loss)	$(2,148)	$244
Basic income (loss) per common share	$(0.12)	$0.02
Diluted income (loss) per common share	$(0.12)	$0.01
Weighted average basic shares outstanding	18,598	15,837
Weighted average diluted shares outstanding	18,598	17,939

Consolidated Balance Sheets

(In thousands)

	March 31,	December 31,
(Unaudited)	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$6,479	$11,386
Current portion of restricted cash	100	100
Contract receivables, net	8,529	11,296
Unbilled work-in-progress	967	1,323
Prepaid and other current assets	1,896	1,832
Total current assets	17,971	25,937
Property and equipment, net	2,323	2,563
Intangible assets, net	18,202	19,993
Goodwill	36,868	37,698
Restricted cash	300	300
Total assets	$75,664	$86,491
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term obligations	$1,372	$31
Notes payable	1,995	4,880
Accounts payable and accrued liabilities	6,872	8,357
Payable to Tertio sellers	—	2,664
Deferred foreign income taxes	115	265
Unearned revenue	12,426	13,083
Total current liabilities	22,780	29,280
Long-term liabilities:
Long-term obligations	98	125
Notes payable	11,063	11,849
Deferred foreign income taxes	4,208	4,642
Total liabilities	38,149	45,896
Preferred stock	11,281	11,281
Stockholders’ equity:
Common stock	16	16
Additional paid-in capital	67,821	67,765
Other comprehensive income	1,006	1,994
Accumulated deficit	(42,609)	(40,461)
Total stockholders’ equity	26,234	29,314
Total liabilities and stockholders’ equity	$75,664	$86,491